                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ACE*COMM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              ACE*COMM CORPORATION
                             704 Quince Orchard Road
                          Gaithersburg, Maryland 20878


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of ACE*COMM Corporation (the "Company"), will be held at ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, MD 20878, on November 13, 2001, at 10:00 a.m. local time for the following purposes:

                1. To elect one Class II director, to serve until the 2004 Annual Stockholders' Meeting, and until his successor is elected and qualifies;

                2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 2002; and

                3. To consider and act upon such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on October 2, 2001, as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting.

        All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.


                                              By Order of the Board of Directors


                                              Loretta L. Rivers
                                              Corporate Secretary


October 16, 2001
Gaithersburg, Maryland

                              ACE*COMM CORPORATION
                             704 Quince Orchard Road
                          Gaithersburg, Maryland 20878


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 13, 2001


                             SOLICITATION OF PROXIES


        The enclosed proxy is solicited by the Board of Directors of ACE*COMM Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on November 13, 2001 and at any and all adjournments or postponements thereof. It is anticipated that such proxy, together with this Proxy Statement, will be first transmitted to the Company's stockholders on or about October 16, 2001. All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted. Any proxy given may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

        In addition to use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, who will not receive any additional compensation for such solicitation. Any cost of solicitation of proxies will be borne by the Company.

                  EQUITY SECURITIES AND CERTAIN HOLDERS THEREOF

        Stockholders of record at the close of business on October 2, 2001, are entitled to vote at the meeting (the "Record Date"). As of the Record Date, the Company had outstanding 9,284,093 shares of ACE*COMM Corporation Common Stock. Stockholders of shares are entitled to one vote for each share held and will vote as a single class on each matter to be considered at the meeting. The presence in person or by proxy of the stockholders entitled to cast a majority of the votes at the meeting is required to constitute a quorum for the transaction of business.

        The following table sets forth certain information with respect to the beneficial ownership of Common Stock for (i) each of the Company's directors and nominees, each of the Company's executive officers named in the Summary Compensation Table below (see "Executive Compensation and Other Information"), and all directors, nominees and executive officers of the Company as a group, and (ii) each person known by the Company to own more than 5% of the Company's Common Stock as of October 2, 2001, based solely on the contents of Schedules 13D and 13G filed with the Securities and Exchange Commission as of such date.

        "Beneficial ownership" is determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 and includes as to each officer and director of the Company any options to purchase shares of Company Common Stock which are exercisable within 60 days of October 2, 2001. Except as indicated in the footnotes to this table, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them, subject to community property laws where applicable.

NAME AND ADDRESS(1)                                AMOUNTS AND NATURE OF           PERCENT OF OUTSTANDING
-------------------                                ---------------------           ----------------------
                                                         OWNERSHIP                         SHARES
                                                         ---------                         ------
DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS

George T. Jimenez                                      1,912,620(2)                        20.52%

Paul G. Casner, Jr.                                       35,667(3)                         *

Harry M. Linowes                                          24,167(4)                         *

William R. Newlin                                         79,572(5)                         *

Gilbert A. Wetzel                                         70,667(6)                         *

Gino Picasso                                                   0                            *

Thomas V. Russotto                                       223,571(7)                         2.38

S. Joseph Dorr                                           488,983(8)                         5.24

James K. Eckler                                          110,300(9)                         1.17

Martin Demers                                             57,926(10)                        *

ALL DIRECTORS, NOMINEES AND EXECUTIVE                  2,328,542(11)                       25.08
OFFICERS AS A GROUP (10 PERSONS)

OTHER 5% STOCKHOLDERS

CEO Venture Fund II                                    1,154,546(12)                       12.44
2000 Technology Drive
Pittsburgh, Pennsylvania  15219

-------------------
*Less than one percent of stock outstanding.

(1) Unless otherwise indicated, the address is c/o ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878 and the designated owner has voting and investment power with respect to the shares.

(2) Includes 38,004 shares issuable upon the exercise of options. Does not include 950 shares held by his mother-in-law, as to which his wife has voting and investment power and as to which Mr. Jimenez disclaims beneficial ownership.

(3)     Includes 15,667 shares issuable upon the exercise of options.

(4) Includes 1,500 shares held in a trust as to which Mr. Linowes has sole voting and investment power. Does not include 300 shares held by his wife in a retirement account, as to which his wife has sole voting and investment power and as to which Mr. Linowes disclaims beneficial ownership. Also includes 15,667 shares issuable upon the exercise of options.

(5) Includes 9,334 shares issuable upon the exercise of options. Includes only shares held individually. Does not include shares held by CEO Venture Fund II (see note 12).

(6)     Includes 18,667 shares issuable upon the exercise of options.

(7) Includes 100,852 shares held jointly with his wife. Also, includes 122,719 shares issuable upon the exercise of options.

(8)     Includes 50,441 shares issuable upon the exercise of options.

(9) Includes 1,800 shares owned by his mother for which he has power of attorney and is a beneficiary. Also includes 103,500 shares issuable upon the exercise of options.

(10)    Includes 56,626 shares issuable upon the exercise of options.

(11) Includes 272,465 shares issuable upon the exercise of options. Includes only shares held individually or through trusts. Does not include certain shares held by related persons or entities (see notes 2, 4 and 12).

(12) Includes 1,154,546 shares held by CEO Venture Fund II. Does not include the following shares held directly: 70,238 shares by William R. Newlin, 32,888 shares by James Colker and 44,000 shares by E. R. Yost. Colker and Newlin Management Associates II ("CNMA II"), as the general partners of CEO Venture Fund II, exercise voting and investment power with respect to the 1,154,546 shares held by CEO Venture Fund II. Messrs. Colker and Newlin, as managing general partners of CNMA II, exercise shared voting and investment power with respect to these shares and Messrs. G. P. Golding, E. R. Yost and G. F. Chatfield, as general partners of CNMA II, exercise shared investment power with respect to these shares. CNMA II and Messrs. Colker, Newlin, Golding, Yost and Chatfield disclaim beneficial ownership of the shares held by CEO Venture Fund II other than to the extent of its or his individual partnership interest.

                              ELECTION OF DIRECTORS

        The Board of Directors has nominated Paul G. Casner, Jr. for election as a Class II director.

        The directors are divided into three classes, denominated as Class I, Class II, and Class III. Current terms expire as follows: Class I expires at the 2003 annual meeting of stockholders; Class II expires at the Annual Meeting of stockholders; and Class III expires at the 2002 annual meeting. At each annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of stockholders after their election. Directors otherwise elected by the stockholders are elected for a term expiring upon expiration of the term of the Class to which he was elected. The directors are divided into classes as follows: Class I: Gilbert A. Wetzel and Harry M. Linowes; Class II: Paul G. Casner, Jr.; Class III: George T. Jimenez and William R. Newlin. At the Annual Meeting, Mr. Casner will be subject to election for a three-year term. Mr. Newlin has informed the Company of his intention to resign as a Director effective as of immediately following the Annual Meeting. Following his resignation, the Board would comprise four directors. There are no family relationships among any of the Company's directors and executive officers.

        Shares represented by the enclosed proxy are intended to be voted at the Annual Meeting of Stockholders to be held on November 13, 2001, unless authority is withheld, for the election of Paul G. Casner, Jr. as a Class II director. Mr. Casner has consented to the nomination and has informed the Company that he will be available to serve as a director. If any nominee should not be available for election, the persons named as proxies may vote for other persons in their discretion.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR.

NAME OF
-------
DIRECTOR                               DIRECTOR     CLASS OF
--------                               --------     --------
OR NOMINEE (1)                  AGE      SINCE      DIRECTOR                RECENT BUSINESS EXPERIENCE
--------------                  ---      -----      --------                --------------------------

George T. Jimenez               65       1983          III        Chief Executive Officer of the Company since
                                                                  1996, and Treasurer from 1983 to present.
                                                                  President from 1983 to September 1999 and July
                                                                  2001 to present. Mr. Jimenez has been Chairman
                                                                  of the Board of Directors since 1983.

Paul G. Casner, Jr.             63       1983          II         Executive Vice President, Chief Operating
                                                                  Officer of DRS Technologies, Inc., a defense
                                                                  electronics corporation, since June 2000.
                                                                  Executive Vice President, Operations, DRS, from
                                                                  December 1998 to May 2000; President of DRS
                                                                  Electronic Systems Group, a division of DRS
                                                                  Technologies, from 1994 to 1998; and Chairman
                                                                  and Chief Executive Officer of Technology
                                                                  Applications & Service Company from March 1991
                                                                  to September 1993.

Gilbert A. Wetzel               69       1992           I         Managing Director, Mayer & Associates, a human
                                                                  resources consulting firm, since 1999. Executive
                                                                  Vice President, Right Management Consultants,
                                                                  from 1994 to 1999; retired Chairman and Chief
                                                                  Executive Officer of Bell of Pennsylvania and
                                                                  Diamond State Telephone and founder and retired
                                                                  Chief Executive Officer of Geographic Business
                                                                  Publishers, Inc.

Harry M. Linowes                73       1999           I         Business management consultant. Senior Partner
                                                                  (1992 to retirement in 1996) and Managing
                                                                  Partner (1986 to 1992) of BDO Seidman,
                                                                  Accountants and Consultants.

        Information as to the directors' or nominees' beneficial ownership of Common Stock is set forth above, under "Equity Securities and Certain Holders Thereof."

(1) Comprises persons who have agreed to serve as Directors following the Annual Meeting of Stockholders.


        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee monitors the integrity of the financial statements and the independence and performance of the Company's independent auditors, oversees the preparation by management and the Company's independent auditors of the financial statements, receives and reviews reports from time to time from the Company's independent auditors, and recommends the engagement of auditors. The current members of the Audit Committee are Messrs. Casner, Linowes, Newlin and Wetzel, with Mr. Linowes serving as Chairman. The Audit Committee met five times during fiscal 2001. The Compensation Committee reviews the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels, and administers the Company's Amended and Restated Omnibus Stock Plan (the "Stock Plan"). The current members of the Compensation Committee are Messrs.

Casner, Linowes, Newlin and Wetzel, none of whom is employed by the Company, with Mr. Casner serving as Chairman. The Compensation Committee met two times during fiscal 2001.

        During fiscal year 2001, the Board of Directors held six meetings. All directors were in attendance at 75% or more of the Board and Committee meetings of which he was a member.

        Outside directors receive $12,000 each per fiscal year ($16,000 in the case of the Chairman of the Audit Committee), payable in quarterly installments, and are reimbursed for their travel expenses in attending Board and Committee meetings. In addition, upon his election or appointment to serve, each outside director receives an option to purchase 3,000 shares (4,000 shares in the case of the Chairman of the Audit Committee) of the Company's Common Stock for each year such director is elected or appointed to serve, at an exercise price equal to the fair market value on the date of grant, pursuant to the 2000 Stock Option Plan for Directors. Each option granted becomes exercisable in installments of one-third of the option shares on each anniversary of the date of grant, provided that the option holder still serves as a director on such date or, if he ceases to be a director (other than by reason of termination for cause) within 45 days prior to such date, he has served as a director for at least 12 consecutive months as of such date. Each option expires upon the earlier of five years from the date of grant, the expiration of six months following death, resignation or removal other than for cause, and, immediately, upon removal of a director for cause. If re-elected to serve as a director, Mr. Casner, on the date of the Annual Meeting, would be granted an option to purchase 9,000 shares of Common Stock.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

        The Company's officer compensation policy is to offer a package that includes a competitive salary, an incentive bonus based upon achievement of the Company's financial objectives and of individual performance goals, and competitive benefits. The Company also encourages broad-based employee ownership of Company stock through a stock option program in which key employees are eligible to participate. In addition, all employees (excluding those possessing 5% or more total voting power or value of all classes of stock of the Company) are eligible to purchase stock through payroll deductions under the Company's Qualified Employee Purchase Plan. The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

        The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for all employees. Based on the advice of an independent consulting firm, the Compensation Committee has established the following compensation guidelines: (i) to enable the Company to attract highly qualified executives and management talent from within the telecommunications and other related industries, (ii) to retain top performers and ensure future management continuity, (iii) to reward achievement of the Company's strategic goals and financial targets, and (iv) to provide compensation that is consistent with marketplace competitiveness for companies of similar size, Company and individual performance, and stockholder returns. Under certain circumstances which the Compensation Committee deems appropriate, the Company enters into employment agreements with certain officers.

        Officers of the Company are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors in the telecommunications and other relevant industries. Competitors selected for salary comparison purposes may differ from the companies included in the comparative performance indexes in the Performance Graph below.

        Officers also typically participate in an executive bonus plan. Under the plan, awards are granted in cash and stock in the form of stock options. In fiscal 2001, only those officers with sales and marketing responsibilities were eligible for cash bonuses. The bonuses were for up to a pre-determined 21-24% of base salary, with amounts payable based on the level of achievement of predetermined corporate revenue and pre-tax income goals. Because the Company did not meet the predetermined revenue and pre-tax income goals established for fiscal 2001, the officers did not receive any cash bonuses for that period.

        Stock option grants to officers are designed to promote success by aligning the officers' financial interests with long-term stockholder value and by providing an incentive for individual long-term performance and the achievement of short-term financial performance of the Company. Grants of stock options are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. In prior fiscal years, as part of the executive bonus plan, officers were granted performance options which vested and became exercisable six to eight years from the date of grant, subject to earlier, accelerated vesting based on Company financial performance. Performance options which vested as a result of acceleration generally became exercisable over three years, provided that the officer remained in the continuous employ of the Company. In fiscal 2001, option grants with similar exercisability and vesting criteria were made to two executive officers (Mr. Picasso and Mr. Demers).

        In fiscal 2001, as part of the executive bonus plan, the Company granted to all executive officers stock options that vest over a three-year period, with one-third of the total shares vesting each year on the anniversary of the date of grant. In connection with hiring and retention, the Company granted options that vest over a three-year period to Mr. Demers. The options referred to above are reflected in "Summary Compensation Table" and "-- Option Grants in Last Fiscal Year."

        As noted above, the Company's compensation policy is based primarily upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions.

        The Compensation Committee annually reviews and approves the compensation of George Jimenez, the Chief Executive Officer. Mr. Jimenez participates in the executive bonus plan, with his bonus tied to corporate revenue and pre-tax income goals. In fiscal 2001, Mr. Jimenez was not eligible for a cash bonus. In fiscal 2001, Mr. Jimenez was granted a non-qualified stock option, which will vest over three years, with one-third of the total shares vesting each year on the anniversary of the date of grant.


                                  COMPENSATION COMMITTEE

                                  Paul G. Casner, Jr.
                                  Harry M. Linowes
                                  William R. Newlin
                                  Gilbert A. Wetzel

CASH COMPENSATION

        Cash compensation paid or accrued for services in all capacities for 1999, 2000 and 2001 fiscal years for the Chief Executive Officer and each of the other five most highly compensated executive officers of the Company for fiscal 2001 whose salary and bonus exceeded $100,000 (the "Named Executive Officers") is set forth in the following table.

                                       SUMMARY COMPENSATION TABLE
                                                                                    LONG-TERM
                                                                                    ---------
                                                                                  COMPENSATION
                                                                                  ------------
                                          ANNUAL COMPENSATION(1)                     AWARDS
                                          ----------------------                     ------

                                ----------------------------------------------  ------------------

          NAME(2)                FISCAL   SALARY          BONUS        OTHER         NUMBER OF          ALL
          -------                ------   ------          -----        -----         ---------          ---
            AND                   YEAR                                ANNUAL          SHARES           OTHER
            ---                   ----                                ------          ------           -----
    PRINCIPAL POSITION                                                COMPEN-       UNDERLYING        COMPEN-
    ------------------                                                -------       ----------        -------
                                                                     SATION(3)        OPTIONS        SATION(4)
                                                                     ---------        -------        ---------

George T. Jimenez                2001      $200,000          $0           --            9,650        $11,171
Chief Executive Officer and      2000       198,262           0           --           27,764         11,171
Chairman of the Board            1999        30,115(5)        0           --                0         12,469

Gino O. Picasso                  2001       193,015(6)        0           --           22,300              0
President and Chief              2000       156,750(7)        0           --          250,000(8)           0
Operating Officer                1999            --          --           --               --             --

Thomas V. Russotto               2001       190,000           0           --           15,000          1,357
Executive Vice President and     2000       203,880           0           --            3,253          1,357
Chief Technology Officer         1999       167,391           0           --          150,000(8)       3,757

S. Joseph Dorr                   2001       175,000           0           --           15,000          1,170
Executive Vice President -       2000       164,466           0           --           99,422(8)       1,170
Business Development and         1999       128,693           0           --                0          3,642
Customer Engagement

James K. Eckler                  2001       165,000           0      $36,836           15,000              0
Executive Vice President -       2000       162,462           0           --           35,000              0
Finance and Administration       1999       105,577(9)        0           --           88,500(8)           0

Martin Demers                    2001       169,185(10)  21,782           --          131,688(8)      84,751(11)
Senior Vice President and        2000            --          --           --               --             --
Chief Marketing Officer          1999            --          --           --               --             --


(1)     Includes salary deferrals under the Company's 401(k) plan.

(2) Mr. Picasso left the Company on April 20, 2001. Mr. Dorr resigned as an officer effective June 30, 2001.

(3) Does not include perquisites and personal benefits aggregating less than 10% of the officer's salary and bonus. Comprises as to Mr. Eckler relocation expenses of $29,970 and $6,866 for automobile expenses.

(4) Consists of, as to calendar year 1999, Company contributions to the Company's 401(k) plan on behalf of each Named Executive Officer and, as to all fiscal years, amounts paid in connection with a life insurance policy for Mr. Jimenez and disability insurance policies for certain Named Executive Officers. For fiscal 2001, the amounts paid were as follows: (i) Mr. Jimenez, $6,975 for life insurance and $4,196 for disability insurance; (ii) Dr. Russotto, $1,357 for disability insurance, and (iii) Mr. Dorr, $1,170 for disability insurance.

(5)     Reflects a voluntary reduction in salary for Mr. Jimenez.

(6) Reflects compensation for the fiscal year through Mr. Picasso's date of departure.

(7) Reflects compensation beginning September 14, 1999, when Mr. Picasso joined the Company.

(8)     Of these shares, 200,000, 150,000, 90,000, 88,500 and 90,000 were granted to Messrs. Picasso, Russotto, Dorr, Eckler and Demers, respectively, as one-time grants, in connection with hiring or retention, as the case may be.

(9) Reflects compensation beginning October 19, 1998, when Mr. Eckler joined the Company.

(10)    Mr. Demers was elected an executive officer effective November 14, 2000.

(11)    Comprises commissions paid to Mr. Demers in fiscal year 2001.

OPTION GRANTS

        The following table shows, as to the Named Executive Officers, the options to purchase Common Stock granted by the Company in fiscal 2001.


                                  OPTION GRANTS IN LAST FISCAL YEAR


                                     INDIVIDUAL GRANTS
                   -----------------------------------------------------

                    NUMBER OF     PERCENTAGE OF                                POTENTIAL REALIZABLE VALUE AT
                    ---------     -------------                                -----------------------------
                     SHARES       TOTAL OPTIONS                                ASSUMED RATES OF STOCK PRICE
                     ------       -------------                                ----------------------------
                   UNDERLYING      GRANTED TO     EXERCISE                        APPRECIATION FOR OPTION
                   ----------      ----------     --------                        -----------------------
                     OPTIONS      EMPLOYEES IN    PRICE PER     EXPIRATION                TERM(1)
                     -------      ------------    ---------     ----------                -------
                     GRANTED       FISCAL 2001      SHARE          DATE
                     -------       -----------      -----          ----
                                                                                0%         5%          10%
                                                                                --         --          ---

George T. Jimenez     9,650(2)         2.01%        $2.00         2/28/11      $0       $12,138      $30,759

Gino O. Picasso      20,000(2)         4.17          2.00         2/28/11       0        25,156       63,750
                      2,300(3)         0.48          7.50         9/27/10       0        10,848       27,492

Thomas V. Russotto   15,000(2)         3.13          2.00         2/28/11       0        18,867       47,812

S. Joseph Dorr       15,000(2)         3.13          2.00         2/28/11       0        18,867       47,812

James K. Eckler      15,000(2)         3.13          2.00         2/28/11       0        18,867       47,812

Martin Demers        15,000(2)         3.13          2.00         2/28/11       0        18,867       47,812
                     26,688(3)         5.57          7.50         9/27/10       0       125,880      319,003
                     90,000(4)        18.78          7.031        8/25/10       0       397,958    1,008,504

-----------------------------


(1) Amounts are based on the 0%, 5%, and 10% annual compounded rates of appreciation of the Common Stock price from the date of grant, prescribed by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the Company's Common Stock. The prices of the Common Stock, assuming such annual compounded rates of appreciation over the term of the option, would be as follows:

        Exercise price        Term of Option        0%            5%             10%
        --------------        --------------        --            --             ---
            $2.00                 10 years          $0          $3.258         $5.187
             7.031                10 years           0          11.453         18.237
             7.50                 10 years           0          12.217         19.453


(2) Retention options, which vest and become exercisable in one-third increments as of 10/1/01, 10/1/02 and 10/1/03, provided that the officer is then employed by the Company through each date. The option granted to Mr. Picasso was cancelled upon his termination of employment.

(3) Under the terms of the options, one-third of the option shares will become exercisable on each of 9/26/06, 9/26/07, 9/26/08, provided that the officer is then employed by the Company (or sooner, under certain circumstances such as a change of control of the Company). The option granted to Mr. Picasso was cancelled upon his termination of employment.

(4) Option granted in connection with retention, which vests and becomes exercisable in one-third increments as of 8/24/01, 8/24/02 and 8/24/03, provided that the officer is then employed by the Company (or sooner, under certain circumstances such as a change of control of the Company or certain events of termination).


FISCAL 2001 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table shows, as to the Named Executive Officers, the information concerning exercises of stock options in the last fiscal year and 2001 fiscal year-end option values.


         FISCAL 2001 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

                         SHARES                             NUMBER OF SHARES
                         ------                             ----------------
                        ACQUIRED                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                        --------                         ----------------------           --------------------
                           ON            VALUE              OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                           --            -----              -----------------            -----------------------
NAME                    EXERCISE      REALIZED(1)               YEAR-END                   FISCAL YEAR-END(2)
----                    --------      -----------               --------                   ------------------
                                                       EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
                                                       -------------------------         -------------------------

George T. Jimenez               0             $0         106,171         61,892               $0             $0
Gino O. Picasso                 0              0               0              0                0              0
Thomas V. Russotto              0              0          72,719         88,445                0              0
S. Joseph Dorr                  0              0          82,010         99,200                0              0
James K. Eckler                 0              0          64,000         69,500                0              0
Martin Demers                   0              0          19,813        144,625                0              0

-------------

(1) Value realized represents the positive spread between the respective exercise prices of the exercised options and the fair market value per share on the respective dates of exercise.

(2) Value for "in-the-money" options represent the positive spread between the respective exercise prices of outstanding options and the market price on June 30, 2001.

EMPLOYMENT AGREEMENTS, CHANGE IN CONTROL AND SEPARATION ARRANGEMENTS

        The Company entered into an employment agreement with Thomas Russotto, effective October 1, 1998 and expiring on October 1, 2001. Dr. Russotto terminated his employment effective September 28, 2001, and under the terms of his agreement is entitled to sixty days' salary following his resignation, and remains bound by certain confidentiality, non-solicitation and non-compete provisions. The Company is in discussions with Dr. Russotto about an arrangement to continue his employment, and in the interim he remains with the Company as a consultant.

        The Company entered into an Employment Agreement with S. Joseph Dorr, effective October 1, 1999, for a three-year term. Under the terms of the Agreement, Mr. Dorr is entitled to a minimum annual base salary of $175,000, to participate in benefit plans generally available to all executive level employees and reimbursement for business expenses in accordance with Company policy, and is eligible for an annual bonus of up to $100,000 payable in cash and an option for up to 20,000 shares, based on achievement of financial performance and personal objectives determined in advance by the Board of Directors and the Chief Executive Officer or President. Pursuant to the Agreement, Mr. Dorr's non-qualified option for 90,000 shares granted on August 24, 1999 (the "Option") was amended and restated to provide for vesting in one-third increments on August 14 of the years 2000, 2001 and 2002, respectively (or sooner under certain circumstances) and certain other terms. In the event of a change of control, Mr. Dorr is entitled to remain eligible for a minimum stated annual bonus, to participate in benefit plans at least as favorable as he participated in prior to the change of control, and to certain relocation benefits. In the event the Company terminates Mr. Dorr other than for cause (as defined in the Agreement) prior to a change of control, Mr. Dorr is entitled to a lump sum payment equal to one year's salary at the rate then in effect and, depending on the date of termination, to acceleration of vesting of certain of his Option shares. If following a change of control Mr. Dorr is terminated other than for cause (as defined in the Agreement) or terminates his employment for good reason (as defined in the Agreement), Mr. Dorr is entitled to a lump sum payment equal to one year's salary at the rate then in effect and to acceleration of vesting of his Option shares. The Agreement contains certain confidentiality, non-solicitation and non-compete provisions.

        The Company entered into a three-year Employment Agreement with James Eckler with a term expiring October 19, 2001. Under the terms of the Agreement, Mr. Eckler is entitled to a minimum annual base salary of $150,000, certain perquisites, and is eligible (beginning with respect to the 2000 fiscal year), for an annual bonus of (1) up to $75,000 payable in cash or shares of Common Stock of the Company of equivalent value and (2) an option for up to 20,000 shares of Common Stock, based on achievement of financial performance and personal objectives determined in advance by the Board of Directors and the Chief Executive Officer. In connection with his initial hiring, Mr. Eckler was granted as of March 4, 1999, an incentive stock option exercisable for 88,500 shares of common stock of the Company, vesting in one-third increments on August 13, 1999, October 7, 2000 and October 7, 2001, respectively (or sooner under certain circumstances). In the event of a change of control, Mr. Eckler is entitled to remain eligible for a minimum stated annual bonus, to participate in benefit plans at least as favorable as he participated in prior to the change of control, and to certain relocation benefits. In the event the Company terminates Mr. Eckler other than for cause (as defined in the Agreement) prior to a change of control, Mr. Eckler is entitled to a lump sum payment equal to one year's salary at the rate then in effect and, depending on the date of termination and whether the termination is in anticipation of a change of control (as defined in the Agreement) to acceleration of vesting of certain of his option shares granted under the Agreement. If following a change of control Mr. Eckler is terminated other than for cause (as defined in the Agreement) or terminates his employment for good reason (as defined in the Agreement), Mr. Eckler is entitled to a lump sum payment equal to one year's salary at the rate then in effect and to acceleration of vesting of the option granted under the Agreement. The Agreement contains certain confidentiality, non-solicitation and non-compete provisions. Effective as of March 31, 2000, Mr. Eckler's Employment Agreement was amended such that, in the event of termination of his employment prior to October 7, 2000, two-thirds of the option granted in connection with his Agreement would vest as of the date of termination (versus one-third).

        The Company entered into an Employment Agreement with Gino Picasso, dated as of September 14, 1999, for a three-year term. The Agreement contains certain confidentiality, non-solicitation and non-compete provisions which remain in effect following Mr. Picasso's departure from the Company.


EXECUTIVE OFFICERS OF THE COMPANY

        The following table sets forth the names, ages and positions of the current executive officers of the Company:

       Name                   Age                         Current Position
       ----                   ---                         ----------------

George T. Jimenez              65           Chairman of the Board, Chief Executive Officer, President
                                            and Treasurer
Joseph A. Chisholm             60           Chief Operating Officer
Steven R. Delmar               45           Chief Financial Officer
Martin Demers                  38           Senior Vice President and Chief Marketing Officer
James K. Eckler                54           Executive Vice President
Loretta L. Rivers              44           Corporate Secretary and Director of Human Resources

George T. Jimenez is the Chief Executive Officer of the Company and has served as Treasurer and a Director of the Company since its inception in 1983. Mr. Jimenez served as President from 1983 to September 1999 and July 2001 to the present.

Joseph A. Chisholm joined the Company in February 2001 as Vice President of Engineering, and was named Chief Operating Officer in August 2001. Mr. Chisholm served as Vice President of Engineering and Operations for GE Capital Spacenet Services from 1994 until his retirement in 1998.

Steven R. Delmar joined the Company as a consultant in July 2001 and was appointed the Chief Financial Officer as of October 1, 2001. Prior to joining the Company, Mr. Delmar held various executive positions with Microlog Corporation, a communications software company, including fifteen years as Executive Vice President and Chief Financial Officer. He was most recently co-President and a Director of Microlog.

Martin Demers has held various senior positions, including Division Vice President, Division Director, and Product Manager, since joining the Company in 1996. Mr. Demers was named Senior Vice President and Chief Marketing Officer in November 2000.

James K. Eckler joined the Company in October 1998, and served as the Executive Vice President of Finance & Administration from January 1999 through September 30, 2001. In October 2001, he was named Executive Vice President in charge of service bureau activities. Prior to joining the Company, Mr. Eckler served as Interim CFO of a privately held telecommunications systems integration firm, IMCI Technologies (March 1998 to September 1998). Prior to that, Mr. Eckler was President of Eckler & Company, a privately held management consulting firm specializing in electronic commerce, payment systems, and logistics for global logistics companies (August 1996 to March 1998).

Loretta L. Rivers has been Corporate Secretary since 1989 and was also named Director of Human Resources in January 2001. Ms. Rivers has served in various capacities with the Company since its inception in 1983.

The term of each executive officer will expire at the annual meeting of the Board of Directors, which is scheduled to be held on November 13, 2001.

PERFORMANCE GRAPH

        In accordance with current Securities Exchange Act of 1934 regulations, the following performance graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Index and to the Nasdaq Telecommunications Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 14, 1996, and that all dividends were reinvested. The measurement period is limited to that period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934 (i.e., since the initial public offering).



                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       ACE*COMM CORPORATION, NASDAQ MARKET
                    INDEX AND NASDAQ TELECOMMUNICATIONS INDEX


                      [CUMULATIVE TOTAL RETURN LINE GRAPH]

                                       1996      1997      1998     1999      2000      2001
ACE*COMM CORP.                       100.00    261.67     75.00    44.17     70.83     22.65
NASDAQ TELECOMMUNICATIONS            100.00    133.52    188.62   283.05    509.41    172.81
NASDAQ MARKET INDEX                  100.00    132.29    175.37   245.75    369.77    204.77

                    ASSUMES $100 INVESTED ON AUGUST 14, 1996
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 2001

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Exhibit A), include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's management and its independent auditors.

        We have reviewed and discussed with management the Company's audited financial statements included in the 2001 Annual Report to Stockholders. We have discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees" ("SAS 61"). SAS 61 requires the independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) adoption of or changes in significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit. We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with us. Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2001 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.


                                  AUDIT COMMITTEE

                                  Harry M. Linowes
                                  Paul G. Casner, Jr.
                                  William R. Newlin
                                  Gilbert A. Wetzel

Auditor Independence

        In addition to audit services, Ernst & Young LLP provides certain non-audit services to the Company. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Ernst & Young LLP. The fees incurred during the 2001 fiscal year by the Company for the services of Ernst & Young LLP are as follows:

Audit fees                                                                      $137,000
Financial information systems design and implementation fees                         ---
All other fees (including audit-related and tax services)                        133,000
                                                                                --------

         Total                                                                  $270,000
                                                                                ========

                        SELECTION OF INDEPENDENT AUDITORS


        Ernst & Young LLP served as the Company's independent accountants for fiscal years 1999, 2000 and 2001, and has been appointed to serve as the independent auditors of the Company for the current fiscal year, subject to ratification by the stockholders. If the appointment is not ratified, the Board of Directors will appoint another firm as the Company's independent auditor for the year ending June 30, 2002. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event that the Board of Directors determines that the interests of the Company require such a change.

        Ernst & Young LLP is expected to have a representative present at the meeting, will have the opportunity to make a statement if they desire to do so, and is expected to be available to respond to appropriate questions at the meeting.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2002.


                        VOTE REQUIRED TO APPROVE MATTERS

        The presence in person or by proxy of stockholders entitled to cast a majority of the votes at the Annual Meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting. Proxies marked with abstentions, broker non-votes (i.e., proxies from brokers or nominees marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote), and stockholders present at the meeting who abstain from voting, will be treated as present for purposes of determining the presence of a quorum. In their discretion, the proxies are authorized to vote upon such other business as may properly (including in accordance with the advance notice requirement set forth below) come before the meeting or any adjournment thereof.

        The election of directors requires a plurality of votes cast at the Annual Meeting. The ratification of the appointment of Ernst & Young LLP as independent accountants of the Company requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions or broker non-votes will be disregarded for purposes of determining approval of the aforementioned matters.


     ADVANCE NOTICE OF MATTERS TO BE PRESENTED AT THE 2001 ANNUAL MEETING OF
                                  STOCKHOLDERS

        Advance notice of matters to be presented at the 2001 Annual Meeting of Stockholders must be received at the Company's executive offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878 not less than 20 days (October 24,
2001) nor more than 30 days (October 14, 2001) prior to the meeting. A stockholder's notice must be addressed to the Secretary and set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

        STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals to be presented at the 2002 Annual Meeting of Stockholders must be received at the Company's executive offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878 by June 10, 2002, in order to be included in the Company's proxy statement relating to that meeting.


                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the meeting. If, however, any other business shall come properly before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment, in their sole discretion.

                                             By Order of the Board of Directors,


                                             Loretta L. Rivers
                                             Corporate Secretary

October 16, 2001

                                                                       Exhibit A


                             AUDIT COMMITTEE CHARTER

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's independent auditors.

        The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq. The members of the Audit Committee shall be appointed by the Board.

        The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall make regular reports to the Board.

        The Audit Committee shall:

        1. Review and reassess the adequacy of this Charter from time to time and recommend any proposed changes to the Board for approval.

        2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

        3. Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

        4. Review with management and the independent auditors the Company's quarterly financial statements.

        5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

        6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

        7. Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board.

        8.      Approve the fees to be paid to the independent auditors.

        9. Receive periodic reports from the independent auditors regarding the auditors' independence, discuss such reports with the auditors, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

        10. Evaluate together with the Board the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors.

        11. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

        12. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

        13. Review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company's response to that letter. Such review should include:

                (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

                (b)     Any changes required in the planned scope of the audit.

        14. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

        15. Review with management and, as appropriate, Company counsel, legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

        16. Meet at least annually with the chief financial officer and the independent auditors in separate executive sessions.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's policies.


As amended effective as of October 16, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED BELOW AND A VOTE "FOR" PROPOSAL 2.       Please mark
                                                                                                           your votes as
                                                                                                           indicated in    [X]
                                                                                                           this example

1. ELECTION OF DIRECTOR                                         2. RATIFICATION OF APPOINTMENT
                                                                   OF ERNST & YOUNG LLP
  FOR THE       WITHHOLD      Nominee:01 Paul G. Casner, Jr.       AS INDEPENDENT AUDITORS
  NOMINEE      AUTHORITY
 LISTED TO      FOR THE
 THE RIGHT      NOMINEE                                              FOR  AGAINST  ABSTAIN
                LISTED
   [ ]            [ ]                                                [ ]    [ ]      [ ]


                                                                IN THEIR DISCRETION, THE PROXIES ARE
                                                                AUTHORIZED TO VOTE UPON SUCH OTHER
                                                                BUSINESS AS MAY PROPERLY COME BEFORE
                                                                THE MEETING OR ANY ADJOURNMENT
                                                                THEREOF.
                                                       ____
                                                           |
                                                           |



Signature(s) _________________________________ Signature ________________________________ Date ____________________ ,2001
 NOTE: please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                     /\ FOLD AND DETACH HERE /\

                              ACE*COMM CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints George T. Jimenez and Loretta L. Rivers, or either of them, the proxy or proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ACE*COMM Corporation held of record by the undersigned at the close of business on October 2, 2001 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, November 13, 2001 at 10:00 am, Eastern Time and at any adjournment or adjournments thereof, upon the matters set forth herein.

     IF PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR TO THE EXTENT DIRECTIONS ARE NOT GIVEN, SUCH SHARES WILL BE VOTED FOR THE NOMINEE AND EACH OTHER PROPOSAL.





--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\